Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-256261) and on Form S-3 (Nos. 333-266486 and 333-268045) of Digital Brands Group, Inc. (the “Company”) of our report dated April 17, 2023 with respect to the consolidated balances sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2022.  Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

Newport Beach, California

April 15, 2024